FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES
FIRST QUARTER 2005 EARNINGS

BIRMINGHAM, Alabama (May 2, 2005) Protective Life Corporation (NYSE: PL) today reported results for the first quarter of 2005. Highlights include:

•
Net income increased to $0.84 per diluted share, compared to $0.70 per share in the first quarter of 2004. Included in the quarter’s net income were net realized investment losses of $0.04 per share, compared to net realized investment gains of $0.12 per share one year ago. Also included in net income for the prior year’s quarter was a cumulative change in accounting principle charge of $0.22 per diluted share arising from the adoption of SOP 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts”, and the implementation of the related Technical Practice Aid (“TPA”).

•
Operating income for the first quarter was $0.88 per diluted share, compared to $0.80 per share in the first quarter of 2004. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $60.2 million for the quarter. First quarter 2004 Life Insurance pretax operating income was $62.8 million. Life Insurance sales were $68.4 million for the quarter, an increase of 4.2% over the prior year.

•
Pretax operating income in the Annuities segment was $4.1 million compared to $2.8 million in the first quarter of 2004, an increase of 44.5%. Annuity sales were $136.6 million for the quarter, an increase of 75.5% over the prior year’s quarter.

•	The Stable Value Products segment reported record pretax operating income of $14.4 million for the quarter, an increase of 23.1% over the prior year’s quarter.

•	The Asset Protection segment reported pretax operating income of $6.2 million for the quarter compared to $4.6 million in the first quarter of 2004.

•	Participating mortgage income increased to $6.2 million from $4.3 million in the first quarter of 2004.

•
As of March 31, 2005, share-owners’ equity per share, excluding accumulated other comprehensive income, was $27.66 compared with $24.67 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $30.52 compared with $31.67 a year ago.

•	Net income return on average equity for the twelve months ended March 31, 2005 was 13.5%.

•
At March 31, 2005, below investment grade securities were less than five percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report operating income per share of $0.88 for the first quarter of 2005, an increase of 10.0% over the prior year. We experienced solid sales results in our Life Marketing segment as a result of increasing momentum in universal life sales. Operating earnings in the life segment were impacted by less favorable mortality, higher expenses and adoption of a new accounting principle. Results in our Annuity segment improved over the prior year due to increased sales of both fixed and variable annuity products. The Stable Value segment achieved a record level of operating earnings for the quarter as a result of growth in account balances and strong spreads. The underlying trends in our Asset Protection segment continue to improve. Although our industry continues to be challenged by the low interest rate environment, rising reinsurance costs, price competition and increasing regulatory uncertainty, we believe the Company is well positioned to address these challenges. We remain positive in our outlook for the balance of the year.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis.

FIRST QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
	1Q2005	1Q2004

Operating income	$63,064	$56,741
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(2,981)	8,564
Change in accounting principle	---	(15,801)
Net Income	$60,083	$49,504

($ per share; net of income tax)
	1Q2005	1Q2004

Operating income	$0.88	$0.80
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)
Investments	0.05	0.12
Derivatives	(0.09)	---
Change in accounting principle	---	(0.22)
Net Income	$0.84	$0.70

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	1Q2005	1Q2004

LIFE MARKETING	$39,141	$41,601
ACQUISITIONS	21,035	21,203
ANNUITIES	4,064	2,813
STABLE VALUE PRODUCTS	14,399	11,699
ASSET PROTECTION	6,172	4,603
CORPORATE AND OTHER	11,645	4,305
	$96,456	$86,224

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	1Q2005	1Q2004

Operating income before
income tax	$96,456	$86,224
Realized investment gains (losses)
Stable Value Contracts	619	3,879
Annuities	27,462	6,004
Corporate and Other	(6,571)	11,827
Less: settlements on certain interest
rate swaps
Corporate and Other	3,684	4,875
Related amortization of deferred policy
acquisition costs
Annuities	(22,412)	(3,660)
Income before income tax and
cumulative effect of change
in accounting principle	$91,870	$99,399

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) and the related amortization of deferred policy acquisition costs) for the Annuities segment was $9.1 million for the quarter and $5.2 million in the prior year’s quarter. Income before income tax for the Stable Value segment was $15.0 million for the first quarter of 2005 compared to $15.6 million for the first quarter of 2004. Income before income tax for the Corporate and Other segment was $1.4 million for the first quarter of 2005 and $11.3 million for the first quarter of 2004.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	1Q2005	1Q2004

LIFE MARKETING	$68.4	$65.7
ANNUITIES	136.6	77.8
STABLE VALUE PRODUCTS	405.9	521.5
ASSET PROTECTION	106.3	103.7

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $39.1 million in the quarter compared to $41.6 million in the first quarter of 2004. The decrease is primarily attributable to less favorable mortality results and higher overall expenses in the quarter. Life insurance sales were $68.4 million for the quarter, compared to $65.7 million in the first quarter of 2004. Universal life sales were $33.9 million in the first quarter compared to $18.8 million in the prior year. Term insurance sales were $34.5 million as compared to $46.8 million in the prior year.

ACQUISITIONS: The Acquisitions segment had pretax operating income of $21.0 million for the first quarter of 2005, as compared to $21.2 million in the first quarter of 2004. The decrease is primarily attributable to less favorable mortality in the first quarter.

ANNUITIES: Pretax operating income in the Annuities segment increased to $4.1 million in the first quarter of 2005, compared to $2.8 million in the first quarter of 2004. The increase is primarily attributable to higher sales of both fixed and variable annuities and higher fees from the overall growth in account values over the prior year.

Total annuity sales were $136.6 million in the first quarter of 2005 compared to $77.8 million in the prior year. Fixed annuity sales were $59.6 million in the first quarter of 2005 compared to $16.1 million in the prior year. Variable annuity sales increased 24.8% to $77.0 million in the first quarter of 2005. Annuity account balances were $5.6 billion as of March 31, 2005.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $14.4 million in the quarter as compared to $11.7 million in the first quarter of 2004. Spreads widened to 104 basis points in the first quarter of 2005 from 99 basis points in the first quarter of 2004. The spread improvement is primarily attributable to lower interest expense and lower divisional expenses partially offset by lower investment yield. Stable Value account balances ended the quarter at $5.7 billion. Average account balances increased by $865.0 million compared to the same period in the prior year.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $6.2 million for the first quarter of 2005 compared to $4.6 million in the first quarter of 2004. Included in first quarter 2004 earnings was a gain on the sale of an inactive charter of $1.0 million. The improvement over the prior year’s quarter is primarily attributable to lower loss ratios in the core service contract and dealer credit insurance lines and higher volume in the marine service contract line.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $11.6 million for the first quarter compared to $4.3 million in the first quarter of 2004. The increase is primarily attributable to the increase in participating mortgage income, the increase in investment income on unallocated capital and lower expenses. Participating mortgage income increased $1.9 million to $6.2 million in the first quarter of 2005 as compared to the first quarter of 2004. Investment income on unallocated capital increased $9.2 million over the prior year’s quarter.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on Tuesday, May 3, 2005 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern May 3 until midnight May 10. The recording may be accessed by calling 1-888-556-0154 (international callers 1-402-220-9182).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern May 3 until midnight May 10.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) and related amortization of deferred policy acquisition costs (DAC), and the cumulative effect of change in accounting principle. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains (losses) but are considered part of consolidated and segment operating income because the swaps are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per share on a diluted basis as of March 31, 2005)

Total share-owners’ equity per share	$30.52
Less: Accumulated other comprehensive income per share	2.86
Total share-owners’ equity per share
excluding accumulated other comprehensive income	$27.66

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended March 31, 2005 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended March 31, 2005, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2005

($ in thousands)

Numerator:

	Three Months Ended
	June 30, 2004	Sept. 30, 2004	Dec. 31, 2004	March 31, 2005	Rolling Twelve Months Ended March 31, 2005

Net income	$61,295	$66,473	$57,308	$60,083	$245,159
Net of:
Realized investment gains
(losses), net of income tax
Investments	(600)	5,318	2,873	18,121	25,712
Derivatives	5,680	4,086	(337)	(4,139)	5,290
Related amortization of
deferred policy
acquisition costs,
net of income tax benefit	(358)	(1,735)	(35)	(14,568)	(16,696)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	3,480	3,044	2,801	2,395	11,720
Operating Income	$60,053	$61,848	$57,608	$63,064	$242,573

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

March 31, 2004	$2,196,492	$485,546	$1,710,946
June 30, 2004	1,884,869	121,006	1,763,863
September 30, 2004	2,117,109	294,045	1,823,064
December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,464	198,974	1,925,490
Total			$9,093,379
Average			$1,818,676
Operating Income Return on Average Equity			13.3%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED MARCH 31, 2005

($ in thousands)

Numerator:

Net income - three months ended June 30, 2004	$61,295
Net income - three months ended September 30, 2004	66,473
Net income - three months ended December 31, 2004	57,308
Net income - three months ended March 31, 2005	60,083
Net income - rolling twelve months ended March 31, 2005	$245,159

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

March 31, 2004	$2,196,492	$485,546	$1,710,946
June 30, 2004	1,884,869	121,006	1,763,863
September 30, 2004	2,117,109	294,045	1,823,064
December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,464	198,974	1,925,490
Total			$9,093,379
Average			$1,818,676
Net Income Return on Average Equity			13.5%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; the Company is exposed to potential risks from recent legislation requiring companies to evaluate their internal controls over financial reporting; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; the financial services and insurance industry is sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates, limit the availability of reinsurance in the future or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners; our ability to grow depends in large part upon the continued availability of capital; and new accounting rules or changes to existing accounting rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461